Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Second Quarter 2012 Results

Ordered Two Additional Ultra-Deepwater Drillships
Commenced ENSCO 8505 Initial Two-Year Contract
Hosted Naming Ceremony for ENSCO 8506 in Singapore
Promoted Executives as Part of Succession Planning Process
Sold Two More Jackups Reinforcing Continuous High-Grading Strategy
Celebrated One-Year Anniversary of Acquisition; Expense Synergies on Track
London--(BUSINESS WIRE)-- Ensco plc (NYSE: ESV) diluted earnings per share increased to $1.47 in second quarter 2012 from $0.59 in second quarter 2011. Professional fees, severance payments and other transaction-related costs to complete the 31 May 2011 acquisition were $25 million pre-tax, $0.14 per share, in second quarter 2011. Gains from the disposal of cold stacked jackup rigs were $13 million pre-tax, $0.06 per share, in second quarter 2012 and $13 million pre-tax, $0.02 per share, in second quarter 2011. Adjusted for these items, earnings per share approximately doubled to $1.41 in second quarter 2012.
Three months of operations from the 31 May 2011 acquisition are included in Ensco's second quarter 2012 results, compared to just one month in second quarter 2011.
Chairman, President and Chief Executive Officer Dan Rabun stated, “Our senior management team has done an excellent job over the past several years transforming Ensco to become the leading global offshore driller. Recently, we promoted several of our executives as part of Ensco's disciplined succession planning process. These promotions acknowledge their many achievements, including the successful integration of our acquisition, and we anticipate significant contributions from them in the future as we continue to grow our company.”
Mr. Rabun added, “During the quarter, ENSCO 8505 commenced its initial two-year contract and we held the naming ceremony for ENSCO 8506 that will commence its initial term contract in the U.S. Gulf of Mexico later this year. In light of continued growth in customer demand, we ordered two additional drillships that will extend the substantial earnings growth we achieved this quarter well into the future.”
Revenues in second quarter 2012 were $1.072 billion, compared to $564 million a year ago. Excluding the effect of the acquisition, revenues grew $182 million, or 44%. A growing active fleet and increasing utilization and average day rates across the deepwater and jackup segments contributed to this increase.
Contract drilling expense was $490 million, up from $286 million in second quarter 2011. Excluding the effect of the acquisition, contract drilling expense increased $71 million, or 37%. More rigs in the active fleet and significantly higher utilization in the deepwater and jackup segments drove this increase along with a rise in unit labor costs.
Certain other items influenced contract drilling expense comparisons year to year: warranty claims received totaling $22 million related to incremental contract drilling expenses incurred in prior quarters reduced contract drilling expense in second quarter 2012; severance costs related to the acquisition increased contract drilling expense by $2 million, $0.01 per share, in second quarter 2011; and gains from asset disposals noted above in both second quarter 2012 and the year-ago period, each totaling $13 million, reduced contract drilling expense.
Projected synergies of approximately $50 million in contract drilling expense in 2012 related to the acquisition are on track.

Depreciation expense was $140 million, compared to $84 million a year ago. Excluding the effect of the acquisition, the $5 million increase was mostly due to the addition of ENSCO 8504 to the active fleet.
General and administrative expense declined to $36 million from $47 million in second quarter 2011. Professional fees, severance payments and other transaction-related costs associated with the acquisition were $23 million, $0.13 per share, in second quarter 2011. Adjusted for these items, general and administrative expense increased $11 million, mostly due to the effect of the acquisition. Projected synergies of approximately $50 million in general and administrative expense for 2012 related to the acquisition are on track.
Interest expense in second quarter 2012 was $30 million, net of $28 million of interest that was capitalized, compared to interest expense of $20 million in second quarter 2011, net of $22 million of interest that was capitalized. The increase in interest expense is due to additional debt incurred to finance the acquisition.
The effective tax rate in second quarter 2012 was 10.5%, compared to 19.6% in second quarter 2011. Excluding the impact of discrete tax items, the adjusted effective tax rates were approximately 11.3% and 14.6% for second quarter 2012 and 2011, respectively.

Segment Highlights

Deepwater
Deepwater segment revenues were $572 million in second quarter 2012, up from $232 million a year ago. Excluding the effect of the acquisition, revenues grew $93 million, or 71%. A new ultra-deepwater rig, ENSCO 8504, and significant increases in the average day rate and utilization contributed to this growth. In addition, ENSCO 7500 operated during second quarter 2012 but was undergoing an enhancement project in a shipyard during second quarter 2011.
The average day rate increased to $390,000 from $347,000 in second quarter 2011. Excluding the impact of the acquisition, the average day rate increased 25% to $422,000 in second quarter 2012, up from $337,000 a year ago. This average day rate increase was due in part to certain rigs earning lower standby or sublet rates in second quarter 2011 in the U.S. Gulf of Mexico following the Macondo incident.
Utilization improved five percentage points to 91% in second quarter 2012. Excluding the effect of the acquisition, utilization increased six percentage points to 89%, due mostly to the reactivation of ENSCO 7500. In second quarter 2012 and second quarter 2011, utilization for the Company's ENSCO 8500 Series® rigs was 96% and 99%, respectively. Ensco continues to benefit from standardization across rigs with uniform designs that provide more efficient construction, training, inventory management, daily operations and regulatory compliance.
Deepwater contract drilling expense was $233 million in second quarter 2012, up from $111 million in second quarter 2011. Warranty claims received lowered contract drilling expense by approximately $22 million in second quarter 2012 as noted above. Excluding the effect of the acquisition, contract drilling expense increased $32 million, or 63%. Adding ENSCO 8504 to the active fleet and the reactivation of ENSCO 7500 drove this increase.
Midwater
Prior to the acquisition, Ensco had no midwater rigs. The increase in revenues to $101 million from $36 million in second quarter 2011 is related to including a full quarter of the acquired company's midwater segment results in second quarter 2012 versus one month in second quarter 2011. The average day rate was $227,000 and utilization was 79% in second quarter 2012, compared to $237,000 and 79%, respectively, a year ago. Contract drilling expense in second quarter 2012 was $65 million, compared to $23 million in the prior year period. This increase also was related to including a full quarter of the acquired company's midwater segment results in second quarter 2012 versus one month in second quarter 2011.

Jackup
Jackup segment revenues grew 31% to $378 million, up from $289 million a year ago. The increase was mostly due to a $6,000 increase in the average day rate to $105,000 and an eight percentage point increase in utilization to 83%. The effect of the acquisition was negligible to revenue comparisons year to year.

Excluding the effect of the acquisition, the average day rate was $106,000 and utilization was 92%, compared to $99,000 and 77%, respectively, a year ago. A broad-based pickup in customer demand around the world drove the increase in utilization and average day rates.

Contract drilling expense increased by $31 million to $177 million, mostly due to a significant increase in utilization. Gains from asset disposals totaling $13 million in second quarter 2012 (ENSCO 59 and ENSCO 61) and $13 million in second quarter 2011 (ENSCO 95) reduced contract drilling expense in these periods. Excluding the effect of the acquisition and gains on disposals of rigs, the increase was $27 million, or 18%.
Other
Other is composed of managed drilling rig operations from the acquired company and the ENSCO I barge rig that has been cold stacked. The increase in revenues to $21 million from $7 million in second quarter 2011 is primarily related to the effect of including a full quarter of the acquired company's other segment results in second quarter 2012 versus one month in second quarter 2011. Similarly, contract drilling expense increased to $16 million from $7 million a year ago.

	Second Quarter

(in millions of $,	Deepwater			Midwater			Jackup			Other			Reconciling Items		Consolidated Total
except %)	2012	2011	Chg	2012	2011	Chg	2012	2011	Chg	2012	2011	Chg	2012	2011	2012	2011	Chg

Revenues	571.8	232.3	146%	101.4	36.1	NM	377.6	289.3	31%	21.2	6.5	NM	—	—	1,072.0	564.2	90%
Operating expenses
Contract drilling	232.6	111.1	109%	64.5	22.9	NM	176.5	145.4	21%	16.1	6.9	133%	—	—	489.7	286.3	71%
Depreciation	77.8	33.9	129%	16.6	5.2	NM	42.7	43.2	-1%	0.5	0.5	0%	1.9	0.7	139.5	83.5	67%
General and admin.	—	—	—	—	—	—	—	—	—	—	—	—	35.5	47.4	35.5	47.4	-25%
Operating income (loss)	261.4	87.3	199%	20.3	8.0	NM	158.4	100.7	57%	4.6	(0.9)	NM	(37.4)	(48.1)	407.3	147.0	177%

Strong Financial Position - 30 June 2012
Ensco maintained a strong financial position:

•	$10 billion of contracted revenue backlog excluding bonus opportunities

•	Long-term debt-to-capital ratio of 30%

•	$1.9 billion of available revolving credit facilities

•	$227 million of cash and cash equivalents

EVP and Chief Financial Officer Jay Swent commented, “During the second quarter, we committed an incremental $1.3 billion to build two additional ultra-deepwater drillships in light of rising customer demand. These new rig orders were made following our February announcement of a 7 percent increase to our dividend that is now $1.50 per share on an annual basis.”
“Given our positive outlook for cash flow growth in the years ahead,” Mr. Swent continued, “we believe Ensco will have the flexibility to make further investments in our fleet and grow future dividends - all while maintaining a strong financial position. Capital management decisions will continue to be made with the clear objective to maximize shareholder returns.”

Mr. Swent concluded, “Our common stock now trades on the NYSE as ordinary shares following our conversion from American depository shares that we completed during the second quarter. We are now fully eligible to be reinstated into the S&P 500 Index, as previously reported.”
Ensco will conduct a conference call at 10:00 a.m. Central Time (4:00 p.m. London time) on Thursday, 26 July 2012 to discuss second quarter 2012 results. The call will be webcast live at www.enscoplc.com. Interested parties may listen to the call by dialing (866) 524-3160 from within the United States and +1 (412) 317-6760 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call fifteen minutes before the scheduled start time.

A replay of the conference call will be available by telephone one hour after the completion of the call through 5 August 2012 by dialing (877) 344-7529 or, if calling from outside the U.S. +1 (412) 317-0088 (Conference ID 10011383). A webcast replay, MP3 download and transcript of the call will be available at www.enscoplc.com.

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For 25 years, the company has focused on operating safely and exceeding customer expectations. Ensco is ranked #1 for total customer satisfaction with top honors in 13 of 17 categories in the most recent annual survey by EnergyPoint Research. Operating the world's newest ultra-deepwater fleet and largest fleet of active premium jackups, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements regarding expected financial performance, day rates and backlog; expected synergies from the integration of Pride International's operations; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; and general market, business and industry conditions, trends and outlook.  Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation or suspension of drilling contracts as a result of mechanical difficulties, performance or other reasons; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; our ability to realize the expected benefits from our redomestication; actual contract commencement dates; and our ultimate acceptance into the S&P 500 Index in the future.  In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC's website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

OPERATING REVENUES	$1,072.0	$564.2	$2,098.4	$925.7

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	489.7	286.3	1,009.9	477.9
Depreciation	139.5	83.5	278.9	143.0
General and administrative	35.5	47.4	73.7	77.5
	664.7	417.2	1,362.5	698.4

OPERATING INCOME	407.3	147.0	735.9	227.3

OTHER INCOME (EXPENSE)
Interest income	5.8	2.3	11.7	2.5
Interest expense, net	(30.0)	(19.6)	(64.6)	(23.7)
Other, net	(.3)	(.8)	2.2	5.3
	(24.5)	(18.1)	(50.7)	(15.9)

INCOME BEFORE INCOME TAXES	382.8	128.9	685.2	211.4

PROVISION FOR INCOME TAXES	40.1	25.3	75.1	42.3

NET INCOME	342.7	103.6	610.1	169.1

NONCONTROLLING INTERESTS	(1.4)	(1.7)	(3.4)	(2.6)

NET INCOME ATTRIBUTABLE TO ENSCO	$341.3	$101.9	$606.7	$166.5

EARNINGS PER SHARE
Basic	$1.47	$0.59	$2.62	$1.06
Diluted	$1.47	$0.59	$2.62	$1.06

NET INCOME ATTRIBUTABLE TO ENSCO SHARES
Basic	$337.8	$100.9	$600.5	$164.5
Diluted	$337.8	$100.9	$600.5	$164.5

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	229.2	169.8	229.0	155.6
Diluted	229.4	170.2	229.3	155.9

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	June 30,	December 31,
	2012	2011
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$226.7	$430.7
Accounts receivable, net	856.3	851.7
Other	377.5	398.9
Total current assets	1,460.5	1,681.3

PROPERTY AND EQUIPMENT, NET	12,984.0	12,421.9

GOODWILL	3,274.0	3,274.0

OTHER ASSETS, NET	439.7	521.6

	$18,158.2	$17,898.8

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$1,081.7	$1,160.1
Short-term debt	22.0	125.0
Current maturities of long-term debt	47.5	47.5
Total current liabilities	1,151.2	1,332.6

LONG-TERM DEBT	4,838.0	4,877.6

DEFERRED INCOME TAXES	334.3	339.5

OTHER LIABILITIES	419.3	464.6

TOTAL EQUITY	11,415.4	10,884.5

	$18,158.2	$17,898.8

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Six Months Ended
	June 30,
	2012	2011

OPERATING ACTIVITIES
Net income	$610.1	$169.1
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation expense	278.9	143.0
Other	7.0	12.3
Changes in operating assets and liabilities	114.6	(148.6)
Net cash provided by operating activities	1,010.6	175.8

INVESTING ACTIVITIES
Additions to property and equipment	(1,047.1)	(265.6)
Acquisition of Pride International, Inc., net of cash acquired	—	(2,656.0)
Other	61.6	39.9
Net cash used in investing activities	(985.5)	(2,881.7)

FINANCING ACTIVITIES
Cash dividends paid	(173.8)	(130.7)
Commercial paper borrowings, net	(102.9)	89.9
Reimbursement of equity issuance costs	66.7	(.6)
Reduction of long-term borrowings	(23.7)	(189.6)
Proceeds from issuance of senior notes	—	2,462.8
Debt financing costs	—	(31.8)
Other	3.4	9.1
Net cash (used in) provided by financing activities	(230.3)	2,209.1

Effect of exchange rate changes on cash and cash equivalents	1.2	.1

DECREASE IN CASH AND CASH EQUIVALENTS	(204.0)	(496.7)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	430.7	1,050.7

CASH AND CASH EQUIVALENTS, END OF PERIOD	$226.7	$554.0

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

			First
	Second Quarter		Quarter
	2012	2011	2012

Rig utilization(1)

Deepwater	91%	86%	87%
Midwater	79%	79%	68%
Jackup	83%	75%	84%

Total	81%	77%	87%

Average day rates(2)

Deepwater	$389,761	$347,024	$382,618
Midwater	227,378	237,139	227,319
Jackup	105,356	99,024	99,449

Total	$191,663	$147,305	$181,319

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned a day rate, including days associated with compensated downtime and mobilizations. For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

Contacts
Ensco plc
Investor Contact:
Sean O'Neill, 713-430-4607
Vice President - Investor Relations and Communications
or
Media Contact:
Alice Brink, 713-430-4658
Manager - Communications